UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2005

PARADIGM OIL AND GAS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-103780	33-1037546
(State or Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

12880 Railway Avenue, Unit 35,
Richmond, B.C., Canada V7E 6G4
phone: (604) 275-6519 fax: (604) 275-6301
(Address and telephone number of principal executive office)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

TODD CREEK PROPERTY

On June 18, 2005, the Corporation received a net payment of CA $117,442.50 from Win Energy Corporation for the sale of 50% of Paradigm’s 10% interest in the Todd Creek Oil and Gas Property to Win, the original vendor. Paradigm now holds a 5% interest in the Todd Creek 13-28 well.

•	The original purchase price for the 10% interest as paid by Paradigm was US $298,631 or approximately CA $351,787 based on the Interbank exchange rate on the date the original letters of interest were entered into.
•	Paradigm was paid CA $181,746.45 for 50% of its interest less $64,303.95 which represented payment in full of 50% (net 5%) of Paradigm’s share of the outstanding Authorization For Expenditures (AFE) for the drilling of the 13-28- 9-2W5 well. Win will assume the balance of the 50% (net 5%) of the AFE;
•	Paradigm is now responsible for 5% of the ongoing cash calls that may be made by the operator with respect to the Todd Creek well;

Item 4.01 Changes in Registrant’s Certifying Accountant.

Cordovano & Honeck, LLP, Paradigm’s independent certifying accountant has resigned as auditor for the Corporation’s financial statements effective June 27, 2005. Since January, 2005, Paradigm has focussed its operations in the field of oil and gas exploration to the exclusion of its previous interests in mineral exploration. Cordovano & Honeck are not active in audits of the petroleum industry and has advised the Corporation that they would not be able to stand for re-election at the annual meeting of the shareholders to be held on July 18, 2005. Their reports on the financial statements for the last two years ended December 31, 2003 and December 31, 2004 did not contain any adverse opinions or disclaimer of opinion, nor were any opinions expressed which in any way qualified or modified their opinion as to uncertainty, the scope of the audit nor the accounting principles nor were there any reportable events during the latter period that would have in any way qualified or modified their opinion as to uncertainty nor the accounting principles. Their resignation was accepted by the Audit Committee and the Board of Directors. During the subsequent period of January 01 to June 27, 2005, there were no reportable events that would have in any way qualified or modified the opinion of Cordovano & Honeck as to uncertainty nor the accounting principles of previously issued statements.

During Paradigm’s two most recent fiscal years preceding the resignation of Cordovano & Honeck, LLP, there were no disagreements with the former independent accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure.

Effective June 27, 2005, based on the recommendation of the Audit Committee and as approved by the Board of Directors of the Corporation, Telford Sadovnick, P.L.L.C., of Bellingham, Washington has been appointed to act as the Corporation’s independent accountants and auditors for the fiscal year ended December 31, 2005. The financial statements for the quarter ended March 31, 2005 were reviewed by the Corporation’s new independent accountant.

Neither Paradigm Oil And Gas, Inc. nor its predecessor Corporation, Paradigm Enterprises, Inc. have had any previous business arrangements or contacts with Telford Sadovnick.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

1.	On June 20, 2005, the Board of Directors reluctantly accepted the resignation of Shiraz Dhanani as a director of Paradigm Oil And Gas, Inc. Mr. Dhanani has accepted a position with another firm which will involve much travel to foreign countries and consume most of his time leaving inadequate time to devote to Paradigm’s affairs and operations. However, Mr. Dhanani will be available as an advisor to Paradigm and its management team going forward by acting as a consultant at a future date once the Corporation becomes active in the North Sea.

Item 8.01 Other Events.

TODD CREEK PROPERTY

On June 27, 2005, Paradigm announced that drilling of the Todd Creek Well located at 13-28-9-2W5 in southern Alberta had been moved into the final completion stage which may take up to 50 days to complete. The operators have placed the well on "tight hole" status and further news will be released upon completion of testing. “Tight hole” is a petroleum industry term used colloquially in which the performance data of a well is closely guarded. During this period, all information about the well – depth, formations, drilling rates, logs and other pertinent data – is not shared or made public. Following the evaluation of the 13-28 well, additional drilling is anticipated during the second half of the year on company lands. Paradigm owns a 5% working interest in 13.75 sections of in Todd Creek with an option to earn interests in 7 additional sections of land. The operator of the Todd Creek concession has received a license to install a gas plant facility for up to 10,000 mcf/day of gas to be located just south of Company lands. This plant will give the company immediate access to market.

Item 9.01 Financial Statements and Exhibits

Exhibit No. 99.1	News Release June 27, 2005 regarding the status of the Todd Creek Well.

Exhibit No 99.2	Letter from Cordovano & Honeck, LLP to the Securities & Exchange Commission dated July 07 , 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signature	Title	Date
/s/ “Robert L. Pek”	President, Chief Executive Officer (Principal Executive Officer), Secretary Treasurer, Chief Financial Officer (Principal Financial and Accounting Officer) and a member of the Board of Directors	July 07, 2005

EXHIBIT INDEX

Exhibit No. 99.1	News Release June 27, 2005 regarding the status of the Todd Creek Well.

Exhibit No 99.2	Letter from Cordovano & Honeck, LLP to the Securities & Exchange Commission dated July 07 , 2005.